Exhibit 10.1

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”), dated as of February 19, 2007, by and among ISONICS CORPORATION, a California corporation (the “Company”), and Cornell Capital Partners, L.P. (individually, a “Buyer” or collectively “Buyers” and itself the holder of more than a majority of the Registrable Securities, the 6% Debentures, and the Warrants (all as defined below)).

WITNESSETH

WHEREAS, the Buyers purchased 6% convertible debentures aggregating $16,000,000 in principal amount (the “6% Debentures”) on and after May 30, 2006.

WHEREAS, the agreements by which the Buyers purchased such debentures and received certain common stock purchase warrants exercisable at $2.00 per share ($8.00 post reverse-stock split (“post-split”), $1.75 per share ($7.00 post-split), and $1.25 ($5.00 post-split) per share (collectively the “6% Debenture Warrants”) imposed certain obligations upon the Company which the Company has attempted to meet in good faith and using its best efforts.

WHEREAS, certain of the Company’s efforts have been frustrated by regulatory interpretations, and the Buyers are willing to waive certain compliance requirements.

WHEREAS, the parties also wish to enter into other agreements to facilitate the Company’s continuing operations.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the Company and the Buyer(s) hereby agree as follows:

1.     WAIVERS AND AGREEMENTS

(a)           Section 4(e) of the Securities Purchase Agreement dated May 30, 2006 to which the Company and the Buyer(s) were a party (the “SPA”), Section 3(d)(i) of the 6% Debentures, and Section 3(c) of the 6% Debenture Warrants required that (among other things), no later than December 31, 2006, the Company shall take all action reasonably necessary to reserve such number of shares of Common Stock as shall be necessary to effect the issuance of the Conversion Shares (as defined in the SPA).  The Buyer(s) acknowledges that this action was not taken prior to December 31, 2006, but was taken on January 4, 2007.  The Buyer(s) acknowledges that this reservation was accomplished and waives the December 31, 2006 compliance period.

(b)           Section 4(f) of the SPA required that (among other things), the Company shall maintain the authorization for quotation on the Nasdaq Capital Market of the Company’s no par value common stock (the “Common Stock”).  The Buyer(s) are aware that the Company has received a Staff Determination Letter advising the Company that its Common Stock is subject to de-listing from the Nasdaq Capital Market.  The Buyer(s) understand that the Company has appealed that determination pursuant to the Nasdaq Marketplace Rules, but the

Company cannot offer any assurance that it will be successful in maintaining such listing.  The Buyer(s) waives the requirement in said Section 4(f) that the Company must maintain the listing of its Common Stock on the Nasdaq Capital Market, but retains the requirement that the Company must use its best efforts to maintain such listing and, if the Company loses its Nasdaq Capital Market Listing, the Company agrees to be quoted on the OTC Bulletin Board and to maintain such listing.

(c)           Section 4(m) of the SPA and Section 3(a) of the Investor Registration Rights Agreement (as that term is defined in the SPA) required that (among other things), the Company shall obtain shareholder approval of an increase in the Company’s authorized capitalization to not less than 175,000,000 common shares by not later than October 31, 2006.  The Buyer(s) acknowledge that the Company obtained such approval on January 2, 2007, and waives the October 31, 2006, compliance period.

(d)           Section 4(n) of the SPA and Section 3(b) of the Investor Registration Rights Agreement required that (among other things), the Company shall, not later than November 30, 2006, file an amended Registration Statement to increase the number of shares registered to the Total Transaction Shares (as defined in the SPA), and to obtain effectiveness of such registration statement by not later than January 15, 2007.  The Buyer(s) acknowledge that the Company has met neither the filing requirement nor the effectiveness requirement, and waives the Company’s obligation to do so and any penalties and charges relating to such failures.  The Company and the Buyer(s) agree that the Company will undertake to file a registration statement for the Total Transaction Shares (or the maximum shares that may be registered as advised by the United States Securities and Exchange Commission (the “SEC”)) within 60 calendar days of receipt of written notification from the Buyer(s) requesting that such registration statement be filed and that the Company shall use its best efforts to obtain the effectiveness for such registration with in 45 calendar days of its filing.  In the event such registration statement is filed and declared effective for a number of shares less than the Total Transaction Shares, the Company and Buyer agree that the Company shall, within sixty (60) calendar days of receipt of written notification from the Buyer, file additional registration statements for the maximum shares that may be registered as advised by the SEC until such time as the Total Transaction Shares have been registered.

(e)           Section 2(b) of the Investor Registration Rights Agreement required that (among other things), the Company shall obtain effectiveness of the Initial Registration Statement (as defined therein) within 120 days of May 30, 2006, and the Amended Registration Statement (as defined therein) within 45 days from the date filed.  The Buyer(s) acknowledge that the Company met neither the effectiveness requirement for the Initial Registration Statement nor the filing requirement nor the effectiveness requirement for the Amended Registration Statement, and waives the Company’s obligation to do so and any and all Liquidated Damages (as that term is defined in Section 2(c) of the Investor Registration Rights Agreement) that may have accrued or may in the future accrue solely as a result of such non-compliance with the filing of the Initial Registration Statement and Amended Registration Statement.  The Company and the Buyer(s) agree that the Company will undertake to file a registration statement for the Total Transaction Shares (or the maximum shares that may be registered as advised by the SEC) within 60 calendar days of receipt of written notification from the Buyer(s) requesting that such registration statement be filed and that the Company shall use its best efforts to obtain the effectiveness for such registration with in 45 calendar days of its filing, as well as such additional registration statements as may be necessary for the registration of the Total Transaction Shares as referenced in Section 1(d) above.

(f)            Section 3(c) of the Investor Registration Rights Agreement required that (among other things), the Company shall increase the total number of shares registered in certain circumstances upon determining that all Registrable Securities are issued and there remains an amount due under the 6% Debentures.  The Company and the Buyer(s) agree that the Company will undertake to file a registration statement for the Total Transaction Shares (or the maximum shares that may be registered as advised by the SEC) within 60 calendar days of receipt of written notification from the Buyer(s) requesting that such registration statement be filed and that the Company shall use its best efforts to obtain the effectiveness for such registration with in 45 calendar days of its filing.

(g)           The Buyer(s) understand that the Company is restructuring its management and, in order to compensate new, continuing, and exiting officers, will offer stock options in an amount not to exceed 3.5 million shares pursuant to a plan (the “2007 Restructuring Equity Plan”) to be approved by the Company’s compensation committee (which consists of independent directors), the Board of Directors and the shareholders.  The Buyer(s) waives any adjustment to the conversion price of its 6% Debentures or to the exercise price of its 6% Debenture Warrants, or to the number of shares to be issued pursuant to the conversion of the 6% Debentures or the exercise of its 6% Debenture Warrants in connection with options granted pursuant to the 2007 Restructuring Equity Plan.

(h)           The 6% Debentures held by the Buyer(s) provide the holders with certain rights of first refusal and a requirement that the holders consent to certain equity financings or debt financings.  The Buyer(s) (being the holders of all of the outstanding 6% Debentures and the 6% Debenture Warrants) hereby consent to the issuance by the Company of securities in exchange for an investment by accredited investors only in an amount of up to $2,000,000, provided that such offering by the Company and investment by accredited investors is in substantially identical terms as the outstanding 6% Debentures and 6% Debenture Warrants and the Transaction Documents (as defined in the 6% Debentures) executed in connection therewith.

(i)            No event subject to a waiver or consent herein shall constitute an “Event of Default” as defined in Section 2(a) of the 6% Debentures or in Section 1(b)(v) of the the 6% Debenture Warrants,,and no such event will result in a price adjustment or other ratchet to the 6% Debentures or the 6% Debenture Warrants except as specifically set forth herein.

(j)            The Buyer(s) (being the holders of all of the outstanding 6% Debentures) acknowledges that the reverse stock split of the Common Stock effected by the Company on February 13, 2007 resulted in a normal adjustment of the 6% Debentures pursuant to clause 3(c)(ii)(c) thereof and of the 6% Debenture Warrants pursuant to Section 8(d) thereof.

(k)           The Company acknowledges that the shares issuable pursuant to certain of the 6% Debenture Warrants are not subject to an effective registration statement and,

therefore, the holders thereof have the right of cashless exercise as provided in Section 2(a)(ii) of the 6% Debenture Warrants.

(l)            Nothing in this Section 1 waives the right of the Buyer(s) hereafter to enforce terms of the Investor Registration Rights Agreement in accordance with the terms thereof (as modified by these waivers) upon at least 60 days notice to the Company.

2.     OTHER AGREEMENTS

(a)           Adjustment to Warrants.  The Buyer(s) hold warrants to acquire 3,000,000 (750,000 post-split) shares of the Company’s common stock exercisable through May 2009 at $1.75 ($7.00 post-split) per share, and 3,000,000 (750,000 post-split) shares of the Common Stock exercisable through May 2009 at $2.00 ($8.00 post-split) per share.  The Company agrees that, upon the first conversion by the Buyer(s) of any 6% Debenture whether pursuant to paragraph 2(c) or otherwise, the exercise price of those warrants will be automatically adjusted to the average of the two lowest daily VWAPs of the Common Stock during the five Trading Days prior to such conversion (as those terms are defined in the 6% Debenture) to the extent that the average of the two lowest daily VWAPs are in fact lower than the exercise price at the time of conversion.

(b)           Additional Financing.  The Buyer(s) agree that if the Company does not raise $2,000,000 (as contemplated in Section 1(h), above) by April 6, 2007:

(i)                  The Buyer(s) will (not later than April 12, 2007) “fill-the-gap” and provide funds to the Company in an amount equal to the difference (but not greater than $1,000,000) between $2,000,000 and the amount raised by the Company; or
(ii)                 The Buyer(s) will waive their right of first refusal (as in Section 1(h), above) and any dilution adjustment (as in Section 1(i), above) for other accredited investors who actually purchase securities on terms identical in all material respects to those offered by the Company who provide the funds to “fill-the-gap” by not later than April 12, 2007.  If the purchasers do not actually make the investment, the Buyer(s) will provide funds to the Company (but not greater than $1,000,000 inclusive of Paragraph 2(b)(i), above) not later than 4:00 pm Eastern time on April 12, 2007.

3.     GOVERNING LAW: MISCELLANEOUS.

(a)           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in the United States District Court for the District of New Jersey sitting in Newark, New Jersey for the adjudication of any civil action asserted pursuant to this paragraph.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four additional original executed signature pages to be physically delivered to the other party within five days of the execution and delivery hereof.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement, Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyer(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f)            Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Isonics Corporation
5906 McIntyre Street
Golden, CO 80403
	Attention:	John Sakys, President
	Telephone:	(303) 279-7900
	Facsimile:	(303) 279-7300

With a copy to:	Burns, Figa & Will, P.C.
6400 South Fiddler’s Green Circle — Suite 1000
Greenwood Village, CO 80111
	Attention:	Herrick K. Lidstone, Jr., Esq.
	Telephone:	(303) 796-2626
	Facsimile:	(303) 796-2777

If to the Buyer(s), to its address and facsimile number set forth beneath its signature, with copies to the Buyer’s counsel.  Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)            Publicity.  The Company and the Buyer(s) shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer(s), to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Buyer(s) in connection with any such press release or other public disclosure prior to its release and Buyer(s) shall be provided with a copy thereof upon release thereof).

(j)            Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.  Without limitation of the foregoing, the Buyer(s) will timely file any reports required under Sections 13(d) or 16(a) of the Securities Exchange Act of 1934.

(k)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)            Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect, and shall not be in any way changed, modified or superseded.   This Agreement shall provide for waivers, amendments and other terms as specifically set forth and described herein and shall not be deemed a waiver or amendment to other terms or conditions of the Transaction Documents.

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IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER(S)	COMPANY:
CORNELL CAPITAL PARTNERS, L.P.	ISONICS CORPORATION

By:	By:
Yorkville Advisors, LLC, its general	Name:	John Sakys
partner, by Mark Angelo, its portfolio manager	Title:	President and Chief Executive Officer
101 Hudson Street — Suite 3700
Jersey City, NJ 07303
Facsimile: (201) 985-8266